Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-208911 on Form S-8 of our reports dated May 1, 2017 relating to the consolidated financial statements of Ferroglobe PLC and the effectiveness of Ferroglobe PLC’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of  material weaknesses), appearing in this Annual Report on Form 20-F of Ferroglobe PLC for the year ended December 31, 2016.
/s/ Deloitte, S.L.
Madrid, Spain
 May 1, 2017